Exhibit 99.1

Synthetic Biologics Reports Year End 2014 Financial Results and Operational Highlights

-- Steady Progress in All Programs; Two Phase 2 Clinical Trials to Start in 2015 --

-- Conference Call Today, March 16, 2015, at 8:30 a.m. (ET) --

For Immediate Release

Rockville, MD, March 16, 2015 – Synthetic Biologics, Inc. (NYSE MKT: SYN), a developer of pathogen-specific therapies for serious infections and diseases, with a focus on protecting the microbiome, today reported financial results for the year ended December 31, 2014, and provided an operational update.

“During the past year Synthetic Biologics made important advances in furthering our goal of building a late-stage, pathogen-specific, microbiome-focused portfolio with strong opinion leader support and a solid investor base,” said Jeffrey Riley, Chief Executive Officer of Synthetic Biologics. “This year we plan to initiate Phase 2 clinical trials in two programs – SYN-004, a preventive therapeutic for C. difficile infection, and SYN-010, a treatment for irritable bowel syndrome with constipation (IBS-C), with topline data expected from both programs by year end. In addition, we are making good progress with previously reported partnering discussions on our relapsing-remitting multiple sclerosis (RRMS) program.”

Clinical Programs Update

SYN-004 is a first-in-class oral enzyme preventive therapy designed to protect the gut microbiome from the unintended harmful effects of intravenous (IV) antibiotics, for the prevention of C. difficile infection.

•	Established Clinical Advisory Board and strengthened intellectual property portfolio
•	Completed Phase 1a and 1b clinical trials; reported positive topline safety and tolerability data from both studies
•	Plan to initiate a Phase 2a clinical trial to evaluate gastrointestinal (GI) antibiotic-degrading effects and safety (1Q 2015); expect topline data (1H 2015)
•	Presenting poster of late-breaking preclinical data for protection of microbiome at Digestive Disease Week® (May 2015)
•	Plan to initiate a Phase 2b proof-of-concept clinical trial (2H 2015); expect topline data (2H 2015)

SYN-010 is a proprietary, modified-release statin formulation optimal for reducing methane-production by certain microorganisms in the gut to treat the underlying cause of pain, bloating, and constipation associated with IBS-C.

•	Established Clinical Advisory Board and strengthened intellectual property portfolio
•	A 505(b)(2) regulatory pathway is anticipated for development
•	Poster presentation of preclinical data by lead principal investigator of Cedars-Sinai Medical Center at Digestive Disease Week® (May 2015)
•	Expect to submit an Investigational New Drug (IND) application to initiate clinical trials (1H 2015)
•	Plan to initiate Phase 2 clinical trials (2Q 2015); expect topline data (2H 2015)

SYN-005 is a novel combination of two monoclonal antibodies designed to treat Pertussis (whooping cough) by targeting and neutralizing pertussis toxin.

•	Strengthened intellectual property portfolio
•	Reported positive preclinical research findings from non-human primate studies
•	Granted U.S. Orphan Drug designation by the FDA
•	Seeking non-dilutive funding to support clinical development (ongoing)

TrimestaTM (oral estriol) may offer a differentiated mechanism of action in the treatment of RRMS, as demonstrated in clinical trials. Based on Phase 2 clinical findings, Trimesta may offer both anti-inflammatory (decrease in relapse rate) and neuroprotective (improvements in disability and cognition) benefits for patients with MS when taken in combination with Copaxone®.

•	Expanded efficacy and safety results from the investigator-initiated Phase 2 trial evaluating adjunctive Trimesta in women with RRMS including positive results on cognitive and disability scores at 12 months, attesting to Trimesta's unique neuroprotective properties, were presented at the ACTRIMS-ECTRIMS meeting in Boston in September 2014 by the trial's lead investigator.
•	Strengthened intellectual property portfolio
•	As previously disclosed, active discussions with a number of potential strategic partners may accelerate development of Trimesta (ongoing)
•	MRI brain scan analyses underway to evaluate changes in the brain that correlate with improvements seen in clinical outcomes; topline data expected from the principal investigator during the first half of 2015
•	A separate multi-center U.S. Phase 2 trial is underway focused exclusively on cognition utilizing Trimesta with a variety of currently marketed MS drugs, including Copaxone®, Avonex®, Betaseron®, Extavia®, Rebif®, Gilenya®, Aubagio® and Tecfidera®

Year Ended December 31, 2014 Financial Results

General and administrative expenses were $6.0 million for the year ended December 31, 2014, compared to $5.8 million for the same period in 2013. This increase is primarily the result of supplemental compensation granted by the Board of Directors to executive officers and increased stock-based compensation expense during the year ended December 31, 2014, which was offset by the decrease of bad debt expense of $763,000 associated with the note and interest receivables from the sale of Adeona Clinical Laboratory that were determined uncollectible during the year ended December 31, 2013. Non-cash charges related to stock-based compensation were $1.6 million for the year ended December 31, 2014, compared to $1.3 million for the same period in 2013.

Research and development expenses increased to $14.5 million for the year ended December 31, 2014, compared to $6.5 million for the same period in 2013. This increase of 123% is primarily the result of increased program costs associated with expanded clinical development, manufacturing and research activities within our pathogen-specific, microbiome-focused pipeline, including the Company’s C. difficile, IBS-C and Pertussis programs. Non-cash charges related to stock-based compensation were $803,000 for the year ended December 31, 2014, compared to $375,000 for the same period in 2013.

Other income was $718,000 for the year ended December 31, 2014, compared to other income of $21,000 for the same period in 2013. The increase in other income is primarily due to non-cash income of $620,000 from the change in fair value of warrants for the year ended December 31, 2014. The decrease in fair value of the warrants was due to the decline in our stock price and the reduction in the time to maturity. There was no non-cash income or expense relating to fair value warrants for the year ended December 31, 2013.

Cash at December 31, 2014 was $17.5 million compared to $14.6 million at December 31, 2013.

Conference Call

Synthetic Biologics will hold a conference call today, Monday, March 16, 2015, at 8:30 a.m. (ET), during which Mr. Riley will provide an operational update and C. Evan Ballantyne, Synthetic Biologics' Chief Financial Officer, will review the Company's financial results for the year ended December 31, 2014.

Interested parties should call 1-888-347-5280 (U.S. toll free), 1-855-669-9657 (Canada toll free), or +1 412-902-4280 (International), fifteen minutes before the start of the call to register. Registered callers on the toll free line may ask to be placed in the queue for the Question & Answer Session. The call will also be webcast over the Internet at http://www.videonewswire.com/event.asp?id=101639. If you are unable to participate during the live conference call, the webcast will be available for replay at the same URL, http://www.videonewswire.com/event.asp?id=101639, for 30 days after the call.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE MKT: SYN) is a clinical-stage biotechnology company developing pathogen-specific therapies for serious infections and diseases, with a focus on protecting the microbiome. The Company is developing an oral biologic to protect the gut microbiome from intravenous (IV) antibiotics for the prevention of C. difficile infection, an oral statin treatment to reduce the impact of methane producing organisms on irritable bowel syndrome with constipation (IBS-C), and in collaboration with Intrexon Corporation (NYSE: XON), a monoclonal antibody combination for the treatment of Pertussis. In addition, the Company is developing a Phase 2 oral estriol drug for the treatment of relapsing-remitting multiple sclerosis (MS) and cognitive dysfunction in MS. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

This release includes forward-looking statements on Synthetic Biologics’ current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding the planned Phase 2 clinical trials, expected date of topline data from clinical trials, the expected date of submission of IND application for SYN-010, and the 505 (b)(2) regulatory pathway anticipated for development of SYN-010. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Synthetic Biologics’ forward-looking statements include, among others, a failure to receive the necessary regulatory approvals for commercialization of Synthetic Biologics’ therapeutics, a failure of Synthetic Biologics’ clinical trials, and those conducted by investigators, to be commenced or completed on time or to achieve desired results, a failure of Synthetic Biologics’ clinical trials to receive anticipated funding, a failure of Synthetic Biologics’ products for the prevention and treatment of diseases to be successfully developed or commercialized, Synthetic Biologics’ inability to maintain its licensing agreements, or a failure by Synthetic Biologics filings with the SEC. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Synthetic Biologics: Kris Maly, VP, Corporate Communication, (734) 332-7800, info@syntheticbiologics.com

Media: Wendy Emanuel, Wellspring Communications, Inc., (773) 255-9580, wendy@wellspringcom.com

- Financial Tables Follow -

Synthetic Biologics, Inc. and Subsidiaries

(in thousands, except share and per share amounts)

Condensed Consolidated Balance Sheets
	December 31,
	2014	2013
Assets
Cash and cash equivalents	$17,525	$14,625
Prepaid expenses and other current assets	1,548	1,591
Property and equipment, net	65	37
Deposits and other assets	6	4
Total Assets	$19,144	$16,257
Liabilities and Equity
Current liabilities	$9,588	$1,027
Synthetic Biologics, Inc. and subsidiaries equity	9,556	15,230
Total Liabilities and Equity	$19,144	$16,257

Condensed Consolidated Statements of Operations
	For the years ended December 31,
	2014	2013
Operating Costs and Expenses
General and administrative	$6,013	$5,832
Research and development	14,489	6,507
Total Operating Costs and Expenses	20,502	12,339
Loss from Operations	(20,502)	(12,339)
Other Income (Expense)
Change in fair value of warrant liability	620	-
Interest income	3	33
Other income (expense)	95	(12)
Total Other Income, net	718	21
Net Loss	(19,784)	(12,318)
Net Loss Attributable to Non-controlling Interest	-	(1)
Net Loss Attributable to Synthetic Biologics, Inc. and Subsidiaries	$(19,784)	$(12,317)
Net Loss Per Share - Basic and Dilutive	$(0.32)	$(0.27)
Net Loss Per Share Attributable to Synthetic Biologics, Inc. and Subsidiaries	$(0.32)	$(0.27)
Weighted average number of common shares outstanding - Basic and Dilutive	61,945,356	45,667,813